 NEWS RELEASE

For Immediate Release
February 24, 2009

Canwest Agrees to Sell Holdings in Score Media Inc.

WINNIPEG – Canwest Global Communications Corp. (“Canwest” or the “Company”) today announced that its subsidiary CW Media Inc. (“CW  Media”) has agreed to participate in a Score Media Inc. (“SMI”) issuer bid and signed a lock-up agreement with SMI to tender up to 16,560,902 Class A Shares at a purchase price of $0.40 per share.

In addition, Canwest and CW Media have engaged Genuity Capital Markets as an agent to offer for sale, on a best efforts basis, up to 9,000,000 Class A Shares at $0.40 per share by way of private placement to accredited investors. The private placement could result in gross proceeds of approximately $3.6 million. There is no assurance that Canwest or CW Media will be able to sell the intended amount of Class A Shares.

CW Media currently owns 21,460,902 Class A Shares and Canwest owns 4,100,000 Class A Shares for a total of 25,560,902 Class A Shares in SMI. CW Media owns and operates a leading portfolio of 13 specialty television channels, including Showcase, Slice, History Television, HGTV Canada and Food Network Canada.

The lock-up agreement is subject to a number of conditions and may be terminated by either CW Media or SMI in certain agreed circumstances. Accordingly there is no assurance that the shares tendered by CW Media under its lock-up agreement with SMI will be taken up by SMI.

Following the successful completion of the Issuer Bid, CW Media has agreed to convert its outstanding 4,434 Special Voting Shares of SMI into Class A Shares and intends to subsequently sell them in the open market.

Should the SMI Issuer Bid and the private placement be successful the gross proceeds are expected to be approximately $10 million with approximately 84% going to CW Media and 16% going to Canwest.

Forward Looking Statements:

This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions.  These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions.  The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate.  As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize.  Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk Factors" contained in our Annual Information Form for the year ended August 31, 2008 dated November 24, 2008 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at  www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the three months ended November 30, 2008. Unless required by law, we disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com), (TSX: CGS and CGS.A,) an international media company, is Canada’s largest media company. In addition to owning the Global Television Network, Canwest is Canada’s largest publisher of English language daily newspapers and owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, web sites, radio stations and networks in Canada, New Zealand, Australia, Turkey, Indonesia, Singapore, the United Kingdom and the United States.

For further information:

Media Contact:
John Douglas, Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com